UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2014

(Exact Name of Registrant as Specified in Charter)

001-11302

(Commission File Number)

OHIO	34-6542451
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

127 Public Square

Cleveland, Ohio 44114-1306

(Address of principal executive offices and zip code)

(216) 689-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Compensatory Arrangement of Certain Officers

On April 8, 2014, KeyCorp (“Key”) announced the appointment of Edward J Burke (age 58) and Dennis Devine (age 42) as Co-Presidents of Key’s Community Bank. Mr. Burke will serve as Community Bank Co-President, Commercial & Private Banking and Mr. Devine will serve as Community Bank Co-President, Consumer & Small Business. Each appointment is effective immediately. A press release announcing the appointments is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Each of Mr. Burke’s and Mr. Devine’s prior business experience for the past five years is described in the Press Release.

In connection with the appointments, Mr. Burke and Mr. Devine will become eligible to participate in the Key executive health program and will each enter into a KeyCorp Change of Control Agreement (Tier II).

Mr. Burke and Mr. Devine will continue to be subject to Key’s incentive compensation policies, will be required to defer 50% of the sum of their annual and long-term incentive compensation and will be subject to certain adjustments to reflect risk balancing. They will also continue to be subject to standard restrictions against disclosing or using confidential information and soliciting our customers and employees.

There is no arrangement or understanding between either of Mr. Burke or Mr. Devine and any other person pursuant to which either of them was selected as an officer of Key and there are no family relationships between Mr. Burke or Mr. Devine and any of Key’s directors or executive officers. There are no transactions to which Key is a party and in which Mr. Burke or Mr. Devine has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

As a result of the change in leadership of Key’s Community Bank, on April 8, 2014, William Koehler, President of Key’s Community Bank, announced that he will leave Key effective June 30, 2014. On April 8, 2014, Mr. Koehler became a non-executive employee of Key. In connection with his leaving, Mr. Koehler’s equity awards that are outstanding immediately prior to June 30, 2014 (including stock options, restricted stock, restricted stock units, and performance units) will fully vest, vest pro rata, or forfeit in accordance with the terms and conditions of the applicable equity award agreements and plans. Vested stock options will be exercisable in accordance with the terms and conditions of those award agreements and plans. Mr. Koehler will receive one year of salary continuation. During salary continuation (and for up to 6 months thereafter), he will be eligible to continue medical, dental and vision plan participation under the provisions of COBRA at his expense at the Key employee group rate and will be eligible to receive a bonus equal to not less than fifty percent of his 2014 annual incentive target. Mr. Koehler will be eligible to receive distributions of his vested benefits under Key’s 401(k) Savings Plan, Deferred Savings Plan, Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan in accordance with the terms of the applicable plan and previous distribution elections. In addition to agreeing to restrictions relating to (a) the disclosure or use of confidential and proprietary information and (b) solicitation of Key’s employees and customers, Mr. Koehler will execute a release of claims agreement in favor of Key.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	KeyCorp Press Release dated April 8, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP
(Registrant)

Date: April 9, 2014	/s/ Paul N. Harris
	By:	Paul N. Harris
Secretary and General Counsel